Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Mission Produce, Inc. of our reports dated December 18, 2025 relating to the financial statements of Mission Produce, Inc. and the effectiveness of Mission Produce, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mission Produce, Inc. for the year ended October 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 9, 2026